SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, AND 74U

FOR PERIOD ENDING  7/31/2006
FILE NUMBER  811-5686
SERIES NO    6

72DD   1.  Total income dividends for which record date passed during the period. (000's Omitted)
           AIM Cash Reserve Shares                                $ 19,510
       2.  Dividends for a second class of open-end company shares
           (000's Omitted)
           Class B                                                $  5,130
           Class C                                                $  1,983
           Class R                                                $    512
           Investor Class                                         $ 10,677

73A.       Payments per share outstanding during the entire current period:
           (form nnn.nnnn)
       1.  Dividends from net investment income
           AIM Cash Reserve Shares                                $000.0342
       2.  Dividends for a second class of open-end company shares
           (form nnn.nnnn)
           Class B                                                $000.0267
           Class C                                                $000.0268
           Class R                                                $000.0317
           Investor Class                                         $000.0367

74U.   1.  Number of shares outstanding (000's Omitted)
           AIM Cash Reserve Shares                                  642,849
       2. Number of shares outstanding of a second class of open-end company shares (000's Omitted)
           Class B                                                  205,278
           Class C                                                   97,121
           Class R                                                   17,334
           Investor Class                                           292,539